Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 14, 2010, with respect to the consolidated financial statements of Frac Tech Holdings, LLC, contained in this registration statement and prospectus. We consent to the use of the aforementioned reports in this registration statement and prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Dallas, Texas
December 14, 2010